                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K/A

                             AMENDMENT TO APPLICATION OR REPORT

                      Filed Pursuant to Section 12,13 or 15(d) of the
                              Securities Exchange Act of 1934


                                THE TITAN CORPORATION
                (Exact name of registrant as specified in its charter)

                                  AMENDMENT NO. ONE

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K (Dated January 24, 2000) as set forth in the pages attached hereto:


ITEM 5.  OTHER EVENTS.

We are filing the following information with the Securities and Exchange Commission for purposes of updating our publicly available disclosure.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    As used herein, the words "we," "our," "ours," "us" and "Titan" refers to The Titan Corporation and its subsidiaries.

OVERVIEW AND OUTLOOK

    We are a leading diversified technology company that provides information technology, communications and electron beam food pasteurization and medical product sterilization systems and services. Through extensive government-funded research and development activities since 1981 under contracts totaling in excess of $2 billion, we have accumulated a broad portfolio of technologies, intellectual property and expertise from which we have developed many of our commercial businesses. The core technologies supporting our Titan Scan and Titan Wireless segments were derived from technologies originally developed for government applications. We believe that our government contracts business enhances our technical expertise with sophisticated technologies and facilitates our ability to develop commercial applications. We fund the development of commercial technologies from our technology base both internally as well as in conjunction with partners. In 1996, for example, we contributed the core technology to form Servnow! Nettechnologies, Inc., which is now known as IPivot, Inc. IPivot develops software products that improve the performance of server farms, web sites and software applications. We raised the capital required to fund IPivot from venture capital sources. In November 1999, we received approximately $42 million in cash for our 8.1% equity interest when IPivot was acquired by Intel Corporation. We plan to continue building our technology portfolio, identifying commercial applications and entering into strategic relationships to further our growth.

    We have organized our business into five segments that reflect the specific markets and industries in which we operate:

SEGMENT                                 SEGMENT DECRIPTION
-------                -----------------------------------------------------
Titan Systems          Information technology and communications solutions
                       for defense, intelligence, and other U.S. and allied
                       government agencies

Cayenta Total services provider of comprehensive information technology solutions for its customers' business functions, including e-business, finance, accounting, customer billing and collection, contract management, supply chain integration and enterprise asset management

Titan Scan             Electron beam food pasteurization and medical product
                       sterilization systems and services

Titan Wireless         Satellite communication systems and services which
                       support telephony in developing countries

Emerging Technologies  Development of commercial applications for technologies created by our other business segments through government-sponsored research and development programs

    Each of Titan Systems, Titan Scan and Titan Wireless is a wholly owned subsidiary of ours, and has a management team that has significant relevant experience in the segment's particular business and market area. Consistent with our strategy of aligning management motivation with stockholder interests, each of these wholly owned subsidiaries has its own key employee stock option plan to foster an entrepreneurial environment. We have created stock option plans for each of Titan Systems, Titan Scan and Titan Wireless. As of December 31, 1999, Titan Systems had approximately 13% of its fully diluted common stock that had been reserved for issuance under its plan, and each of Titan Scan and Titan Wireless had approximately 16% of their fully diluted common stock that had been reserved for issuance under their respective plans.

    We control approximately 97% of the voting power of Cayenta through our ownership of 10 million shares of Class B common stock. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. Cayenta has filed a registration statement on Form S-1 for an initial public offering of an as yet undetermined number of shares of its Class A common stock that are estimated to have an aggregate value, excluding the over-allotment option, of $70.0 million. If the proposed offering is completed, the 2,345,000 outstanding shares of Series A preferred stock of Cayenta will convert into Class A common stock of Cayenta. We cannot be certain that Cayenta will be able to complete its offering or complete the offering at the currently expected offering size. We currently expect to retain in excess of 90% of the voting power of Cayenta following its proposed initial public offering. In addition, Cayenta has reserved 2,450,000 shares of Class A common stock under stock option plans, of which 2,344,250 were subject to outstanding options as of December 31, 1999. Cayenta has also issued warrants for 495,800 shares of its Class A common stock that have a weighted average exercise price of $13.11 per share.

    TITAN SYSTEMS

    Titan Systems provides and is expected to continue to provide the largest percentage of our consolidated revenues. During the nine months ended
September 30, 1999, Titan Systems had total revenues of $219.5 million, which represented 80.1% of our consolidated revenues for the period. Titan System's revenues have continued to grow internally and through our well-defined strategy of increasing our core competencies through acquiring defense information technology companies as part of the industry consolidation of defense companies. We expect to continue to support this segment's growth through strategic acquisitions.

    On December 9, 1999, we entered into an Agreement and Plan of Merger to acquire Advanced Communication Systems, Inc. in a stock-for-stock, pooling of interest transaction that we expect to close by the end of our first quarter of 2000. Advanced Communication Systems provides communications, information systems and aerospace services and solutions primarily to U.S. government agencies. During the twelve months ended September 30, 1999, Advanced Communication Systems had revenues from government contracts of approximately $199 million. Advanced Communication Systems itself has participated in the industry consolidation and acquired another company in September 1999 in a cash transaction accounted for as a purchase. As of September 30, 1999, Advanced Communication Systems had recorded goodwill of $57.6 million that is being amortized over a period from five to 40 years in connection with its acquisitions. Advanced Communication Systems also expects to record additional goodwill of up to approximately $10 million at December 31, 1999 relating to a potential $10 million earn-out that will be payable in February 2000 in connection with an acquisition it made in 1998. The additional goodwill will be amortized over 40 years.

    During 1999, Titan Systems acquired System Resources Corporation ("System Resources") for a cash purchase price of approximately $35.0 million, subject to certain post-closing working capital adjustments and offsets for indemnification claims, consisting of $33.0 million in cash paid at closing, less a $0.5 million holdback, and $2 million in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000, the one year anniversary of the closing of the transaction. In addition, we agreed to pay the System Resources stockholders one-half of approximately $1.5 million in

System Resources receivables aged more than 720 days to the extent that any of those receivables are collected within the two-year period following the closing date. We also retired approximately $10 million in System Resources indebtedness. On July 22nd, Titan Systems also acquired Atlantic Aerospace Electronics Corporation for approximately $18 million, all of which was paid at closing. In addition, we may pay up to $3 million in connection with earn-outs tied to the receipt of specific future contract awards, subject to offsets for indemnification claims. We accounted for both of these acquisitions as purchases and recorded approximately $41 million in goodwill, which is being amortized on a straight-line basis over 40 years.

    During 1998, we completed five acquisitions, DBA Systems, Inc. on February 27th, The Validity Corporation on March 31st, Horizons
Technology, Inc. on June 30th, VisiCom Laboratories, Inc. on August 24th, and Delfin Systems, Inc. on October 23rd. With the exception of the Validity acquisition, each of these mergers was a stock-for-stock transaction accounted for as a pooling of interests. We recorded goodwill of approximately $18 million in connection with the Validity transaction, which is being amortized over 30 years.

    Titan Systems' backlog, including both funded and unfunded backlog, was approximately $621.3 million at September 30, 1999. Titan Systems also had remaining priced options of approximately $207 million at September 30, 1999. If Titan Systems' completes its acquisition of Advanced Communication Systems, it expects a substantial increase in its backlog. At September 30, 1999, Advanced Communication Systems had funded and unfunded backlog of $704.6 million. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur.

    Titan Systems' operating margin is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as by the mix of prime contracts versus subcontracts. Significant portions of Titan Systems' contracts are cost reimbursement contracts, under which Titan Systems is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins are also typically lower. The U.S. government also has awarded Titan Systems fixed-price contracts. Such contracts carry higher financial risks because Titan Systems must deliver the contracted services at a cost below the fixed price in order to earn a profit.

    The following table summarizes the percentage of revenues of Titan Systems attributable to each contract type for the period indicated:

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                    -------------------
CONTRACT TYPE                                         1998       1999
-------------                                       --------   --------
Cost Reimbursement................................     49.8%      44.6%
Fixed-Price.......................................     32.0       27.0
Time and Materials................................     18.2       28.4
                                                     ------     ------
                                                      100.0%     100.0%
                                                     ======     ======

The percentage of Advanced Communication Systems' revenues attributable to cost reimbursement contracts was 45.0%, the percentage attributable to fixed-price contracts was 23.0%, and the percentage attributable to time and materials contracts was 32.0%, for the twelve months ended September 30, 1999.

    Revenues on cost reimbursement contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.

    CAYENTA

    During the period between 1995 and January 1999, Cayenta developed its systems integration and software application expertise. In January 1999, Cayenta acquired substantially all of the assets of Transnational Partners II, LLC ("Transnational Partners"), an enterprise application integration consulting company, to broaden its systems integration capabilities and access Transnational Partners' customer base. Cayenta acquired these assets for an initial installment of $7.0 million in cash and 2,345,000 shares of its convertible preferred stock. Cayenta will pay off an additional $2.8 million note that it issued as part of its acquisition of Transnational Partners, plus 7% interest thereon, in February 2000. During late 1999, Cayenta acquired J.B. Systems, Inc., an enterprise asset management company doing business under the name Mainsaver ("Mainsaver"). Cayenta acquired Mainsaver for $11.7 million in cash, of which $8.2 million was paid at the closing. Of the $3.5 million withheld at the closing, $0.5 million is due in February 2000 and $3.0 million is due in May 2001, plus 7.5% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.4 million to reduce outstanding indebtedness of Mainsaver. Also during late 1999, Cayenta acquired Assist Cornerstone Technologies, Inc. ("Assist"), an e-commerce solutions and software provider. Cayenta acquired Assist for 516,458 shares of its Class A common stock and approximately $12.9 million in cash, of which $9.9 million was paid at the closing. Of the $3.0 million withheld at the closing, $1.7 million is due in March 2000 and $1.3 million is due in June 2001, plus 8% interest thereon in each case, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.2 million to retire outstanding indebtedness of Assist and redeem all of its outstanding redeemable preferred stock. Cayenta also acquired SFG
Technologies, Inc. ("SFG Technologies"), a solutions and software provider focusing on revenue cycle services for the utility industry, during the fourth quarter of 1999. Cayenta acquired SFG Technologies for $11.6 million in cash, of which $9.5 million was paid at the closing. Of the approximately $2.0 million placed into escrow at the closing, approximately $0.5 million is due in March 2000 and $1.5 million is due in June 2001, after satisfaction of possible working capital adjustments or indemnification obligations. In addition, Cayenta paid approximately $3.1 million to retire outstanding indebtedness of SFG Technologies and redeem all of its outstanding redeemable preferred stock. Cayenta intends to integrate the software and solutions developed by these companies into its total services provider, or TSP, offering.

    In September 1999, together with Sempra Energy's information solutions subsidiary and modis, an application integrator, Cayenta established Soliance, LLC, a joint venture that markets and delivers systems and solutions, including TSP offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers.

    Cayenta has historically derived its revenues from its application integration and consulting services and from sales of its proprietary software solutions. Cayenta provides its services primarily on a fixed-time, fixed-price basis and, to a lesser extent, on a time and materials basis. Under its fixed-time, fixed-price contracts, Cayenta recognizes revenues on a percentage of completion basis. Cayenta's fixed-time, fixed-price contracts usually require an advance payment from its customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under its time and materials contracts, Cayenta is paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the nine months ended September 30, 1999, Cayenta's revenues from fixed-time, fixed-price contracts represented 66% of its actual revenues and its revenues from time and materials contracts represented 34% of its actual revenues. Each of Mainsaver,

Assist and SFG Technologies recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract and recorded as deferred revenues until recognized.

    As Cayenta expands the portion of its business that is based on its TSP offering, Cayenta intends to enter into contracts with terms of between three and five years. Cayenta expects revenues from its TSP offering to consist of periodic recurring fees from ongoing services that will be recognized ratably over the applicable contract's term. In addition, Cayenta expects to receive application integration and consulting fees that will be recognized in accordance with its revenue recognition policies discussed above.

    Historically, Cayenta's interest expense has related to borrowings from us to fund its acquisitions and working capital requirements. As of January 21, 2000, Cayenta owed approximately $54.0 million to us under a credit facility on which Cayenta will make quarterly interest payments at the greater of the rate of 10% per annum or our effective weighted average interest rate under our senior credit facility. Cayenta may not use the proceeds of its proposed initial public offering to pay amounts outstanding under its credit facility with us.

    Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta has recorded deferred compensation related to these option grants in an aggregate amount of $155,000 through September 30, 1999. As of September 30, 1999, there are 628,000 options outstanding that are subject to this buyback provision, for which Cayenta expects to record deferred compensation expense equal to the difference between these options' exercise price of $0.36 per share and the price per share in the proposed initial public offering multiplied by all 628,000 options. Cayenta also issued 245,000 options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of $514,000 and will amortize this deferred charge to expense over the four-year vesting period of these options. We expect that there will be an additional charge related to deferred compensation at the time the initial public offering closes, and that this charge may be material.

    If Cayenta completes its proposed initial public offering, Cayenta expects to incur operating losses as it invests in the further development of its total services provider, or TSP, offering. Cayenta expects its selling, general and administrative expenses to increase significantly as it expands its recruiting efforts, further develops and launches its TSP offering, initiates its branding campaign, increases its direct sales staff and builds its administrative infrastructure. Cayenta also expects its research and development expenses to increase as it integrates recently acquired software into, and further develops, its TSP offering.

    TITAN SCAN

    Titan Scan currently derives primarily all its revenues from providing turnkey medical product sterilization systems for use at a customer's own facility and from providing medical product sterilization services at Titan-owned facilities in San Diego and Denver. Titan Scan's San Diego and Denver facilities currently run seven days per week, perform sterilization services for an average of 19 hours per day, and have performed over 100,000 hours of contract sterilization services.

    Titan Scan currently derives a small portion of its revenues, and in the future expects to derive significant revenues, from providing electron beam food pasteurization services using our SureBeam technology. In December 1999, the U.S. Department of Agriculture ("USDA") issued regulations setting forth guidelines for the irradiation of meats. In anticipation of these regulations, Titan Scan built, at Cloverleaf Cold Storage's facility in Sioux City, Iowa, the first electron beam food pasteurization facility in the United States. In addition, Titan Scan entered into multiyear arrangements with many of the major poultry and meat providers in the United States, including Cargill, IBP, Tyson Foods, Emmpak and Huisken Meats, among others. Titan Scan's multiyear arrangements with its customers generally provide that Titan Scan will be the exclusive provider of electronic pasteurization services whenever these companies elect to use pasteurization technology. Our Sioux City, Iowa facility became operational in December 1999 and once at full capacity will be able to pasteurize in excess of 250 million pounds of product annually. In January 2000, Titan Scan agreed to build a second facility in Arkansas with a strategic partner. The strategic partner will form a new entity to operate the SureBeam system, and Titan Scan will own a minority interest in the new entity. The facility is scheduled to become operational in December 2000. Also in January 2000, Titan Scan announced that it had sold a SureBeam system to Japan's Mitsubishi Corp. that is expected to be fully operational by the first quarter of 2001. In connection with the sale, Mitsubishi will form a new entity to operate the SureBeam system, which is expected to be initially used for medical product sterilization, Titan Scan will hold an equity interest in the new entity, and Mitsubishi will market Titan Scan's SureBeam technology in Japan. We cannot be certain that consumers will accept irradiated foods and that meat and poultry providers and producers will begin to use our pasteurization services. We also cannot guarantee the volume of beef or poultry that meat and poultry providers and producers will elect to have electronically pasteurized.

    Together with a strategic partner, we are currently building a facility in Hilo, Hawaii that will use our SureBeam technology for the disinfestation of fruits and vegetables produced in Hawaii. Titan Scan will receive revenues from the installation of our system in the plant and has an option to purchase a less than 20% minority equity interest in the entity operating the facility, which will receive revenues from disinfestation services. We cannot be certain that the facility will attain market acceptance or generate significant revenues that will be realized by Titan Scan through profit allocations if Titan Scan exercises its option to purchase an equity interest in the entity operating the facility.

    On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patent for our SureBeam technology. The action attacks the validity of our patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in our patent, and alleges that we have engaged in unfair competition and that our conduct constitutes patent misuse. We intend to vigorously defend our patent position. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operation by reducing the growth of our Titan Scan business segment and preventing us from generating the revenues that we expect from food pasteurization.

    With respect to equipment sales, we recognize revenue on a percentage of completion basis. Service revenues are recognized as the related services are performed.

    If irradiated foods gain market acceptance, Titan Scan expects that its revenues from pasteurization services would increase significantly. Depending upon market demand, Titan Scan may build additional food pasteurization facilities, which would increase its level of capital expenditures.

    TITAN WIRELESS

    Titan Wireless develops and produces advanced satellite ground terminals, satellite voice/data modems, networking systems and other products to support telephony in developing countries for government and commercial customers worldwide. Titan Wireless's technology relies heavily on our Demand Assigned Multiple Access, or DAMA, technology, which enables more cost-effective and efficient use of satellite transmission capacity by allowing each ground terminal in a satellite network to communicate with any other terminal in the network.

    To date, Titan Wireless's revenues have been generated primarily through the sale of products to commercial carriers of telephony services. Titan Wireless is increasingly seeking to generate recurring service revenues from the telephony systems it installs, and intends to derive at least 50% of all future revenues from providing telecommunications services. In 1999, Titan Wireless formed Sakon LLC with Sakon Corporation to provide carrier, direct dial telephony and enhanced communications services in certain developing countries. In
November 1999, Titan Wireless formed a strategic relationship with Telecel International Limited, a large wireless communications service provider to the African continent, to provide satellite-based telecommunications services in Africa.

    Titan Wireless also owns a 50% equity interest in Titan Africa, Benin, which is building a satellite-based telephone system for Benin's national telephone company. Titan Wireless, the prime contractor for the project, will install the major satellite hub, the Very Small Aperture Terminal hardware, the billing system and network control system. Alcatel of France is a major subcontractor to Titan Wireless on this project, and will handle the delivery, installation and integration of the digital cellular system, wireless local loop, fiber optic system and primary hub switching technology of the system. Titan Wireless will build out the entire system, which is expected to be completed in 2001, co-operate the system with the national telephone company for approximately eight years, and then transfer the operations to the national telephone company. A majority of the build-out costs under this contract will be subcontract costs payable by Titan Wireless to Alcatel. Titan Wireless's operating margin on work performed by subcontractors is substantially lower than its operating margin on work it performs itself. In addition to realizing revenue and profit on the equipment portion of the project, Titan Wireless will share in the revenue and profit generated by the system while it is co-operating the system.

    With respect to systems sales, we recognize revenue on a percentage of completion basis. For equipment sales, we recognize revenue on shipment. Service revenues are recognized as the related services are performed. As Titan Wireless increases the number of developing countries in which it provides international long distance telecommunications, Titan Wireless expects its revenues and operating income to increase.

    EMERGING TECHNOLOGIES.

    This segment's operating activities consist primarily of the ImagClear 5000 fingerprint digitization system business, our truck and train tracking and monitoring system business and other early stage commercial businesses, including businesses in which we have less than a 20% equity interest. Emerging Technologies pursues commercial applications for technologies originally developed in our Titan Systems' segment or developed by defense companies we have acquired.

    In November 1999, we received approximately $42 million in cash for our 8.1% equity interest in IPivot, Inc., which was acquired by Intel Corporation. IPivot develops software products that improve the performance of server farms, web sites and software applications. In 1996, we contributed the core technology to form Servnow! Nettechnologies, Inc., which later changed its name to IPivot. IPivot was one of the businesses contained in our Emerging Technologies segment.

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                                    (IN THOUSANDS)              (IN THOUSANDS)
                                            ------------------------------   ---------------------
CONSOLIDATED FINANCIAL DATA                   1996       1997       1998       1998        1999
---------------------------                 --------   --------   --------   ---------   ---------
                                                                                  (UNAUDITED)
Revenues..................................  $245,976   $275,923   $303,428   $218,678    $274,059

Cost of revenues..........................   192,657    216,553    232,041    168,816     211,147

Selling, general and administrative.......    36,226     36,731     37,553     26,936      32,957

Research and development..................     5,023      7,466      5,590      4,025       5,317

Special acquisition related charges and
  other...................................        --      6,600      9,891      4,553          --
                                            --------   --------   --------   --------    --------

Operating profit..........................    12,070      8,573     18,353     14,348      24,638

Interest expense, net.....................     4,125      5,771      6,985      5,137       6,127

Income tax provision......................     2,603      4,184      4,155      3,336       5,553

Cumulative effect of change in accounting
  principle, net..........................        --         --    (19,474)   (19,474)         --

Loss from discontinued operations, net....    (6,326)   (17,930)    (7,444)    (5,617)         --
                                            --------   --------   --------   --------    --------

Net income (loss).........................  $   (984)  $(19,312)  $(19,705)  $(19,216)   $ 12,958
                                            ========   ========   ========   ========    ========

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                            ------------------------------   ---------------------
AS A PERCENTAGE OF REVENUES                   1996       1997       1998       1998        1999
---------------------------                 --------   --------   --------   ---------   ---------
Revenues..................................     100.0%     100.0%     100.0%     100.0%      100.0%

Cost of revenues..........................      78.4       78.5       76.5       77.2        77.0

Selling, general and administrative.......      14.7       13.3       12.4       12.3        12.0

Research and development..................       2.0        2.7        1.8        1.8         1.9

Special acquisition related charges and
  other...................................        --        2.4        3.3        2.1          --
                                            --------   --------   --------   --------    --------

Operating profit..........................       4.9        3.1        6.0        6.6         9.0

Interest expense, net.....................       1.7        2.1        2.3        2.3         2.2

Income tax provision......................       1.1        1.5        1.4        1.5         2.0

Cumulative effect of change in accounting
  principle, net..........................        --         --      (6.4)      (8.9)          --

Loss from discontinued operations, net....     (2.6)      (6.5)      (2.4)      (2.5)          --
                                            --------   --------   --------   --------    --------

Net income (loss).........................     (0.4)      (7.0)      (6.5)      (8.8)         4.7
                                            ========   ========   ========   ========    ========

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                                    (IN THOUSANDS)              (IN THOUSANDS)
                                            ------------------------------   ---------------------
                                              1996       1997       1998       1998        1999
                                            --------   --------   --------   ---------   ---------
                                                                                  (UNAUDITED)
SEGMENT FINANCIAL DATA:

TITAN SYSTEMS
  Revenues................................  $211,124   $225,686   $259,442   $188,366    $219,545
  Operating profit........................    18,770      8,361     25,270     18,356      21,604

TITAN SOFTWARE SYSTEMS
  Revenues................................    18,505     17,374     21,470     13,242      29,330
  Operating profit (loss).................      (137)     4,580      5,137      3,232       6,173

TITAN SCAN
  Revenues................................     7,930      8,254     11,184      8,049       9,985
  Operating profit (loss).................      (390)      (204)     1,121        503       1,668

TITAN WIRELESS
  Revenues................................     3,430     18,405      6,717      6,004       9,885
  Operating profit (loss).................    (5,421)    (1,074)    (6,732)    (3,057)      1,656

EMERGING TECHNOLOGIES AND BUSINESSES
  Revenues................................     4,987      6,204      4,615      3,017       5,314
  Operating profit (loss).................      (209)      (286)        34       (235)        732

CORPORATE/OTHER...........................      (543)    (2,804)    (6,477)    (4,451)     (7,195)
                                            --------   --------   --------   --------    --------
TOTAL REVENUES............................  $245,976   $275,923   $303,428   $218,678    $274,059

TOTAL OPERATING PROFIT....................  $ 12,070   $  8,573   $ 18,353   $ 14,348    $ 24,638

                                                      YEAR ENDED                  NINE MONTHS
                                                     DECEMBER 31,             ENDED SEPTEMBER 30,
                                            ------------------------------   ---------------------
                                              1996       1997       1998       1998        1999
                                            --------   --------   --------   ---------   ---------
SEGMENT REVENUES AS A PERCENTAGE OF TOTAL
  REVENUES:
TITAN SYSTEMS.............................      85.9%      81.8%      85.5%      86.1%       80.1%

TITAN SOFTWARE SYSTEMS....................       7.5%       6.3%       7.1%       6.1%       10.7%

TITAN SCAN................................       3.2%       3.0%       3.7%       3.7%        3.6%

TITAN WIRELESS............................       1.4%       6.7%       2.2%       2.7%        3.6%

EMERGING TECHNOLOGIES AND BUSINESSES......       2.0%       2.2%       1.5%       1.4%        1.9%
                                            --------   --------   --------   --------    --------

                                               100.0%     100.0%     100.0%     100.0%      100.0%
                                            ========   ========   ========   ========    ========

    Historically, we operated our business in five segments--Information Technologies, Software Systems, Medical Sterilization and Food Pasteurization, Communications Systems and Emerging Technologies and Businesses. We have renamed three of our five historical segments as follows: Information Technologies has been renamed Titan Systems, Medical Sterilization and Food Pasteurization has been renamed Titan Scan and Communications Systems has been renamed Titan Wireless. All of our segments are comprised of multiple operating entities.

RESULTS OF OPERATIONS

REVENUES

    CONSOLIDATED. Revenues increased from $218.7 million for the nine months ended September 30, 1998 to $274.1 million for the nine months ended September 30, 1999.

    TITAN SYSTEMS. Titan Systems' revenues increased from $188.4 million for the nine months ended September 30, 1998 to $219.5 million for the nine months ended September 30, 1999. This increase was due primarily to revenues generated as a result of the acquisitions of Validity, System Resources and Atlantic Aerospace and increased subcontract revenues and to a lesser degree due to internal growth experienced by several of the information technologies and systems businesses. These increased revenues were partially offset by reduced shipments of certain defense communications products.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues increased from $13.2 million for the nine months ended September 30, 1998 to $29.3 million for the nine months ended September 30, 1999. This growth resulted primarily from a significant new contract with a customer that accounted for $9.8 million in revenues in the period and $8.3 million in revenues contributed by the Transnational Partners business that was acquired in January 1999.

    TITAN SCAN. Titan Scan's revenues increased from $8.0 million for the nine months ended September 30, 1998 to $10.0 million for the nine months ended September 30, 1999. This increase primarily relates to the completion of two medical sterilization systems during the second quarter of 1999, and to increased utilization at the San Diego and Denver contract medical sterilization facilities and at the medical sterilization facility in the Dominican Republic that we operate for Baxter Corporation.

    TITAN WIRELESS. Titan Wireless's revenues increased from $6.0 million for the nine months ended September 30, 1998 to $9.9 million for the nine months ended September 30, 1999. The increase in revenues was due principally to revenues recorded on its contract to provide a telecommunications system in Benin, Africa, and to a lesser extent, due to revenues related to the launching of long distance service in El Salvador and Cameroon. Also included in revenues for the nine months ended September 30, 1999 is $1.5 million reflecting the collection of a portion of receivables from PT. Pasifik Satelit Nusantara ("PSN"), for which we had previously provided a valuation allowance against the amounts outstanding.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased from $3.0 million for the nine months ended September 30, 1998 to $5.3 million for the nine months ended September 30, 1999. This increase was due primarily to increased shipments of fingerprint digitization systems.

SELLING, GENERAL AND ADMINISTRATIVE

    Our selling, general and administrative expenses ("SG&A") increased from $26.9 million for the nine months ended September 30, 1998 to $33.0 million for the nine months ended September 30, 1999. SG&A, as a percentage of revenue, decreased slightly from 12.3% for the nine months ended September 30, 1998 to 12.0% for the nine months ended September 30, 1999. This decrease resulted primarily from the cost reduction measures implemented in our Titan Systems segment.

RESEARCH AND DEVELOPMENT

    Research and development costs ("R&D") increased from $4.0 million for the nine months ended September 30, 1998 to $5.3 million for the nine months ended September 30, 1999. These increases were due to the increased level of R&D spending in the Titan Systems segment, specifically related to imaging products. We anticipate that the level of R&D spending will continue to increase for the remainder of fiscal 1999 and through fiscal 2000 across all of our core business segments.

OPERATING PROFIT

    CONSOLIDATED. Our operating profit increased from $14.3 million for the nine months ended September 30, 1998 to $24.6 million for the nine months ended September 30, 1999. This increase was due primarily to the increased revenues noted above and a special charge for merger-related and other expenses of $4.6 million included in operating results for the nine months ended September 30, 1998.

    TITAN SYSTEMS. Titan Systems' operating profit increased from $18.4 million for the nine months ended September 30, 1998 to $21.6 million for the nine months ended September 30, 1999. This increase was due primarily to the increased revenues noted above. Included in Titan Systems' results of operations for the nine months ended September 30, 1998 are special acquisition related charges of $3.4 million and $0.4 million related to costs incurred to file a registration statement with the Securities and Exchange Commission ("SEC"). Excluding these special charges, operating income decreased $0.6 million from $22.2 million in the nine months ended September 30, 1998 to $21.6 million in the same period in 1999. One time credits in the nine months ended
September 30, 1998 resulted in higher than normal operating profit margins. In addition, a change in product and service revenue mix, an increase in lower margin subcontract revenue volumes, and increased R&D expenditures for certain imaging and defense satellite communications products also resulted in lower operating margins during the nine months ended September 30, 1999. The impact of the change in revenue mix and increased R&D investment was partially offset by credits related to favorable determinations from certain government agencies.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' operating profit increased from $3.2 million for the nine months ended September 30, 1998 to $6.2 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above.

    TITAN SCAN. Titan Scan's operating profit increased from $0.5 million for the nine months ended September 30, 1998 to $1.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above.

    TITAN WIRELESS. Titan Wireless's operating results improved from an operating loss of $3.1 million for the nine months ended September 30, 1998 to an operating profit of $1.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increase in revenues noted above. Titan Wireless's operating results for the nine months ended September 30, 1999 include $2.1 million reflecting the collection of a portion of receivables from PSN, for which we had previously provided a valuation allowance against the amounts outstanding. Titan Wireless's operating results for the nine months ended September 30, 1998 include special charges of $0.4 million related to costs incurred in connection with a withdrawn registration statement.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results improved from an operating loss of $0.2 million for the nine months ended September 30, 1998 to an operating profit of $0.7 million for the nine months ended September 30, 1999. This increase resulted primarily from the increased revenues noted above.

INTEREST EXPENSE, NET

    Our net interest expense increased from $5.1 million for the nine months ended September 30, 1998 to $6.1 million for the nine months ended
September 30, 1999. This increase resulted primarily from increased borrowings under our bank credit facility, principally in connection with our acquisitions of System Resources and Atlantic Aerospace.

INCOME TAXES

    Our income tax provision decreased from a 36% effective rate for the nine months ended September 30, 1998 to a 30% effective rate for the nine months ended September 30, 1999. The higher rate for the nine months ended
September 30, 1998 was due primarily to the inability to offset losses of certain acquired entities with income of other entities. We expect our effective income tax rate to remain stable in the foreseeable future at an approximate rate of 30% to 34%.

NET INCOME (LOSS)

    We reported net income of $13.0 million for the nine months ended
September 30, 1999 compared to a net loss of $19.2 million for the nine months ended September 30, 1998. Included in the results for the nine months ended September 30, 1998 is a special pre-tax charge for merger-related and other expenses of $4.6 million. Included in the results for the nine months ended September 30, 1998 are losses from discontinued operations of $5.6 million. In addition, we adopted Statement of Position ("SOP") 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUES

    CONSOLIDATED. Our consolidated revenues increased from $246.0 million in 1996 to $275.9 million in 1997 and from $275.9 million in 1997 to $303.4 million in 1998. Increased revenues were reported in the Titan Systems, Software Systems and Titan Scan segments in 1998. Revenue growth in 1998 was primarily attributable to the impact of acquisitions made and integrated into our Titan Systems segment, work performed on new business in the Software Systems segment, and the near-completion of two SureBeam systems in the Titan Scan segment. Revenue growth in 1997 was primarily attributable to revenues generated by Eldyne, Inc. and Unidyne Corporation, which integrate, install and maintain information systems on U.S. ships and submarines and we acquired in May 1996 and integrated into Titan Systems, as well as increased deliveries of telephony units and Mini-DAMA units in our Titan Wireless and Titan Systems segments.

    TITAN SYSTEMS. Titan Systems' revenues increased from $211.1 million in 1996 to $225.7 million in 1997 and from $225.7 million in 1997 to $259.4 million in 1998. The increase in 1998 primarily relates to $23.0 million of revenue generated from Validity, which was purchased in March 1998, and to a lesser degree, revenues related to a claim with the U.S. government for work performed in a prior year, increased shipments of Mini-DAMA units and increased sales volume of certain VisiCom products. The increased revenue in 1997 was primarily related to a full-year's revenues generated from Eldyne and Unidyne, which were acquired in May 1996, increased shipments of Mini-DAMA units and increased revenues generated under a contract awarded to DBA in 1996.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues decreased from $18.5 million in 1996 to $17.4 million in 1997 and increased from $17.4 million in 1997 to $21.5 million in 1998. The increase in 1998 resulted primarily from several new customers and from increased revenues from one federal agency which accounted for approximately $6.8 million, $8.9 million and $11.2 million of Software Systems' revenues during 1996, 1997 and 1998, respectively, partially offset by a reduction in revenues from a major telecommunications customer. The decline in 1997 resulted primarily from reduced demand from the latter customer, substantially offset by increased revenues from several new and existing customers. Cayenta expects to diversify its customer base as it expands its sales and marketing efforts and further develops and launches its TSP offering.

    TITAN SCAN. Titan Scan's revenues increased from $7.9 million in 1996 to $8.3 million in 1997 and from $8.3 million in 1997 to $11.2 million in 1998. The increase in 1998 is a result of revenue recognized, using the percentage-of-completion method of accounting, for two turnkey sterilization systems which were ordered by customers in late 1997 and substantially completed in 1998. Increased processing of medical products at our two medical sterilization facilities also contributed to this revenue growth. Revenues in 1997 were also favorably impacted by increased processing of medical products as well as the sale of our turnkey sterilization systems to Guidant Corporation and Baxter Healthcare.

    TITAN WIRELESS. Titan Wireless's revenues increased from $3.4 million in 1996 to $18.4 million in 1997 and decreased from $18.4 million in 1997 to $6.7 million in 1998. The decline in 1998 revenues was due primarily to the decreased shipments made on our contract with PSN for telephony units in Indonesia. The revenue increase in 1997 primarily reflected the fulfillment of our initial contract with PSN for telephony units and increased market acceptance for certain of our modem and networking products.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased from $5.0 million in 1996 to $6.2 million in 1997 and decreased from $6.2 million in 1997 to $4.6 million in 1998. The decline in 1998 was due primarily to the wind-down of our environmental consulting business during the first quarter of 1998, partially offset by increased sales volume of our fingerprint digitization systems. The increase in 1997 revenues was due to increased sales volume of fingerprint digitization systems.

SELLING GENERAL AND ADMINISTRATIVE

    Our SG&A expenses increased from $36.2 million in 1996 to $36.7 million in 1997 and from $36.7 million in 1997 to $37.6 million in 1998. SG&A, as a percentage of revenues, decreased from 14.7% in 1996 to 13.3% in 1997 and from 13.3% in 1997 to 12.4% in 1998. The reductions in 1997 and 1998 reflect the impact of cost reduction measures as well as economies of scale and efficiencies that have been achieved. In addition, we have eliminated many duplicate functions and costs as part of our process of integrating certain of our acquired businesses. In early 1997, we implemented a streamlining process of our administrative functions. This process focused on eliminating redundancies, and resulted in increased efficiencies, reduced infrastructures, and, ultimately, reduced costs. This process continued throughout 1998, and we intend to continue it.

RESEARCH AND DEVELOPMENT

    Our R&D expenses increased from $5.0 million in 1996 to $7.5 million in 1997 and decreased from $7.5 million in 1997 to $5.6 million in 1998. The reduced level of R&D expenditures in 1998 primarily reflects the completion of certain development and certification efforts of certain defense communications products within our Titan Systems segment which were substantially completed in 1997. The increase in 1997 was due primarily to these development and certification efforts that were completed in 1998, certain of which took longer than expected to complete.

OPERATING PROFIT

    CONSOLIDATED. Our operating profit decreased from $12.1 million in 1996 to $8.6 million in 1997 and increased from $8.6 million in 1997 to $18.4 million in 1998. Our operating profits have been significantly impacted by a number of factors in each of 1996, 1997 and 1998. The 1998 operating results include a charge of $9.9 million primarily related to the direct transaction costs incurred on the Delfin, VisiCom, Horizons and DBA mergers, and to a lesser degree certain costs incurred to integrate these businesses into us, as well as certain integration costs incurred in other business segments. The 1997 operating results include a charge of $9.8 million related primarily to provisions taken to reflect certain asset impairments and an estimated environmental liability pertaining to a DBA manufacturing facility which is held for sale. The 1996 operating performance reflects our continuing investment in and funding of our commercial ventures.

    TITAN SYSTEMS. Titan Systems' operating profit decreased from $18.8 million in 1996 to $8.4 million in 1997 and increased from $8.4 million in 1997 to $25.3 million in 1998. The 1998 operating income includes a charge of $7.2 million related to $6.8 million of special acquisition and integration related charges principally comprised of direct transaction and integration costs incurred by us in conjunction with the mergers of DBA, Horizons, VisiCom and Delfin and $0.4 million of costs incurred to file a registration statement with the SEC which was ultimately withdrawn. The 1997 operating income includes charges of $9.8 million related to the write down of property held for sale, an estimated environmental liability for DBA, which we acquired during 1998 and for which we recorded a special charge of $3.0 million during 1997, and certain other asset write-downs recorded in connection with the acquisition of DBA. Excluding the impact of these charges, Titan Systems' operating income decreased from $18.8 million in 1996 to $18.2 million in 1997 and increased from $18.2 million in 1997 to $32.5 million in 1998, primarily from the increased revenues discussed above, as well as from certain cost reduction efforts taken during 1997 and 1998.

    SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' operating profit improved from an operating loss of $0.1 million in 1996 to an operating profit of $4.6 million in 1997 and from an operating profit of $4.6 million in 1997 to an operating profit of $5.1 million in 1998. The 1998 increase in operating performance reflects the impact of the increased revenues discussed above. The 1997 results reflect the impact of cost reductions achieved, offset somewhat by additional costs associated with a negotiated conclusion of certain contracts. The 1996 operating loss was due primarily to reduced sales from the previously mentioned telecommunications customer, the timing of corresponding decreases in SG&A, and additional costs associated with the aforementioned conclusion of contracts.

    TITAN SCAN. Titan Scan's operating results improved from an operating loss of $0.4 million in 1996 to an operating loss of $0.2 million in 1997 and from an operating loss of $0.2 million in 1997 to an operating profit of $1.1 million in 1998. This improvement was primarily due to the increase in revenues mentioned above.

    TITAN WIRELESS. Titan Wireless's operating results improved from an operating loss of $5.4 million in 1996 to an operating loss of $1.1 million in 1997 and worsened from an operating loss of $1.1 million in 1997 to an operating loss of $6.7 million in 1998. The 1998 operating results include special charges of $2.4 million including pre-operating and start-up costs of $0.5 million related to the Titan Africa, Benin operation, $1.4 million related to employee termination and retention costs related to the reorganization of this business, as well as approximately $0.5 million related to costs incurred to file a registration statement with the SEC which was ultimately withdrawn. Excluding the impact of these charges, operating loss, as adjusted, was $4.3 million in 1998 compared to an operating loss of $1.1 million in 1997 and an operating loss of $5.4 million in 1996. The increase in operating loss in 1998 was attributable to the decline in revenues noted above. Operating performance improved in 1997 from 1996 due primarily to increased revenues combined with decreased SG&A and R&D expenses as a percentage of revenues.

    EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results declined from an operating loss of $0.2 million in 1996 to an operating loss of $0.3 million in 1997 and improved from an operating loss of $0.3 million in 1997 to an operating profit of $0.03 million in 1998. The improved operating results in 1998 were due primarily to the increase in revenues discussed above.

INTEREST EXPENSE, NET

    Our net interest expense increased from $4.1 million in 1996 to $5.8 million in 1997 and from $5.8 million in 1997 to $7.0 million in 1998. Net interest expense has increased over 1996, 1997 and 1998, primarily as a direct result of the increased level of our borrowings, primarily to fund the growth in the various segments. In 1998 and 1997, the principal component of interest expense was related to our convertible senior subordinated debentures, substantially all of which had been converted into our common stock by the end of the fourth quarter of 1999. In 1996, the principal component of interest expense was related to our borrowings under our bank lines of credit. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $28.9 million at a weighted average interest rate of 7.7% during 1998, $10.8 million at a weighted average interest rate of 8.1% during 1997, and $12.3 million at a weighted average interest rate of 8.2% during 1996. Also included in interest expense is interest on our deferred compensation and retiree medical obligations. Interest expense related to these items was $0.9 million for 1998, $0.8 million for 1997 and $0.8 million for 1996.

INCOME TAXES

    Income taxes reflect effective rates of 37% in 1998, 149% in 1997 and 33% in 1996. The difference between the actual provision and the effective rate (based on the United States statutory tax rate) in 1998 and 1996 was due primarily to state income taxes. The increased rate in 1997 was due primarily to significant non-deductible expenses which were recorded for financial reporting purposes, as well as the inability to offset losses of certain acquired entities with income of other entities. We anticipate that our effective income tax rate will remain stable in the foreseeable future at an approximate rate of 30% to 34%.

NET LOSS

    Our reported net loss increased from $1.0 million in 1996 to $19.3 million in 1997 and from $19.3 million in 1997 to $19.7 million in 1998. Included in the net losses for 1996, 1997 and 1998 are net losses from discontinued operations of $6.3 million, $17.9 million and $7.4 million, respectively, relating to our winding down of our access control systems and broadband communications businesses as well as operations discontinued by certain of the companies acquired by us during 1998. In addition, we adopted Statement of Position (SOP) 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

    During the nine months ended September 30, 1999, we used $8.7 million for the operating requirements of continuing operations. Cash of $50.9 million was used for our acquisitions of Transnational Partners, System Resources and Atlantic Aerospace and cash used for discontinued operations was $5.8 million. Cash was provided primarily by borrowings under our line of credit of $76.9 million.

    We have a receivable of approximately $3.9 million from our Indonesian customer, PSN, due on September 30, 2000, which accrues interest at 10% per annum. At any time prior to the payment of the obligation in full, we may elect to convert all or a portion of the principal and interest due into common stock of PSN, based on its then current market value. In addition, if PSN sells any of its interest in its wholly-owned subsidiary, subject to other third party obligations, PSN is required to immediately pay to us the lesser of the $3.9 million or the total amount of the outstanding balance owed to us. In the event that PSN obtains financing from additional sources, the payment terms of its obligations to us will be renegotiated at that time. Titan has received payments from PSN in accordance with the negotiated payment terms.

    On June 9, 1999, in conjunction with the acquisition of System Resources, our bank syndicate, with The Bank of Nova Scotia as the administrative agent, amended and increased our existing credit facility. The revised credit facility, totaling $190 million, includes a $55 million line of credit for working capital and general corporate purposes, $60 million ($25 million original and $35 million new facility) in lines of credit dedicated to acquisitions and a $75 million term loan. The credit facility is secured by substantially all of the assets of Titan. Quarterly repayment schedules are in increasing percentages over 4 years beginning September 1999 for the $25 million original portion of the acquisition line and June 2000 for the $35 million new portion of the acquisition line. The $75 million term loan is to be repaid quarterly at .25% of original principal beginning September 30, 1999 through September 29, 2004 and at 23.75% thereafter until the final payment at maturity on June 9, 2005. We have the option to borrow at the bank's base rate plus a margin of 2% or at LIBOR plus a margin of 3% on the $75 million term loan. Margins applicable to the remaining lines are based on the ratio of total debt to earnings before interest, taxes, depreciation and amortization, or EBITDA. As of January 21, 2000, we had approximately $141 million of indebtedness outstanding under this credit facility.

    We have received a commitment letter from Credit Suisse First Boston, New York branch, pursuant to which Credit Suisse First Boston, New York branch, has agreed, subject to the terms and conditions set forth in the commitment letter, to provide a new credit facility to us. We expect to replace our existing credit facility with this new credit facility, which we anticipate will be secured by substantially all of our and our subsidiaries' assets and guaranteed by substantially all of our subsidiaries. Credit Suisse First Boston, a New York branch, has committed to provide a senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, a senior secured term loan facility in an aggregate principal amount of $75 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility would mature on the sixth anniversary of the closing date of the new credit facility, and amortize as follows: 2.5% quarterly in year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility and 7.5% quarterly in year six of the credit facility. Loans made under the term loan facility would mature on the seventh anniversary of the closing date of the new credit facility, and amortize as follows: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for year seven of the credit facility. Under each of the term loan facilities and the revolving facility, we would have the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA. We expect that the definitive documentation for the new credit facility would also contain, among others, financial covenants that set maximum debt to EBITDA limits and require us to maintain minimum interest and fixed charge coverages and levels of net worth. We cannot guarantee that we will be able to enter into satisfactory definitive documentation for, and ultimately access, the new credit facility described above. We expect to use borrowings of approximately $77 million under our new credit facility to repay existing indebtedness of Advanced Communications Systems when we close the acquisition and to pay certain acquisition-related expenses.

    In November 1999, we received approximately $42 million in cash for our 8.1% equity interest in IPivot, Inc. when IPivot was acquired by Intel Corporation. IPivot develops software products that improve the performance of server farms, web sites and software applications, and was one of the businesses in our Emerging Technologies segment. In 1996, we formed Servnow! Nettechnologies, Inc., which later changed its name to IPivot, and contributed its core technology. We are entitled to receive up to approximately $3 million in additional purchase price upon expiration of the escrow arrangements for this transaction.

    During the fourth quarter of 1999, Cayenta acquired Mainsaver, Assist and SFG Technologies to further develop its TSP offering. Cayenta paid cash at the closings for these acquisitions of approximately $39.1 million, which went to the applicable sellers as well as to retire outstanding indebtedness and redeem outstanding redeemable preferred stock of the entities acquired.

    Funding for the advancement of our strategic goals, including acquisitions and continued investment in targeted commercial businesses and start-up ventures, is expected to continue. We plan to finance these requirements from a combination of sources, which include cash generation from our core businesses, our new credit facility as described above and other available cash sources. Management believes that the combination of net proceeds from amounts available under the new credit facility and cash flow expected to be generated from our operations will be sufficient to fund planned investments and working capital requirements for at least the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period and we may need to raise additional capital in the future. Additional capital may not be available at all, or may not be available on terms favorable to us. Any issuance of equity or equity-linked securities may result in substantial dilution to our stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations, specifically the increased investment required in fiscal 2000 to further grow its commercial businesses, and the financing sources available to achieve our goals in each business area.

YEAR 2000 READINESS DISCLOSURE

    We implemented a Year 2000 compliance program to address our current hardware and software products and development tools and all of our major computing information systems networks, desktop systems and infrastructure. In addition, we contacted business associates such as our third party vendors, business partners, contractors and service providers to assess their level of readiness. We estimate that the cost of moving business units to new systems will ultimately range from $1.0 million to $2.0 million. We do not expect to experience any material disruptions or other problems relating to the Year 2000 rollover in the operation of our internal hardware and software systems. As a result of prior assessments, we do not expect our current products or services to have material Year 2000 issues, and, to date, we have not received any claims or other indications that any of our segment's products and services are not Year 2000 compliant. Our products and services generally do not have provisions for extended warranties; as such, we do not expect that we will have to spend any material amounts to make any of our prior products Year 2000 compliant. Since September 30, 1999, our subsidiary Cayenta has completed three acquisitions of computer software companies. Each of the acquired companies represented to Cayenta that they used commercially reasonable efforts to make their systems and products Year 2000 compliant. We cannot predict whether any of the products of our recently acquired businesses may have Year 2000 issues.

    Most of our customers, in particular the U.S. government, utilize complex billing and accounting systems to determine the timing and the amounts that will be paid to us under our various contracts. In addition, several of our major strategic partners rely on complex software systems to coordinate and control their day-to-day operations. These complex systems may not be Year 2000 compliant. Although these customers and strategic partners have advised us that they expect to resolve any Year 2000 issues prior to December 31, 1999, we cannot guarantee that our billing procedures and cycles, or our joint sales and marketing efforts, will not be interrupted. If these customers' or business partners' Year 2000 issues are not resolved on time, or at all, our financial position, results of operations or cash flows could be materially and adversely affected.

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

     ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits

         99.1   Press Release dated as of January 28, 2000.




                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 28, 2000                  THE TITAN CORPORATION
                                          a Delaware Corporation


                                          By: /s/ Cheryl L. Barr
                                          Assistant General Counsel
                                          and Assistant Secretary


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